Exhibit 10.16

QUAD/GRAPHICS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Restated Effective January 1, 2009)

I.   ESTABLISHMENT OF PLAN

1.1           Establishment of Plan.  Quad/Graphics, Inc. (the “Corporation”) established the Quad/Graphics, Inc. Supplemental Executive Retirement Plan (the “Plan”) effective as of January 1, 2003.  The terms of the Plan as amended effective January 1, 2009 are described below.

1.2           Purpose.  The purposes of this Plan are to supplement the retirement income that Participants, as defined below, will receive under the Quad/Graphics, Inc. Personal Enrichment Plan (“PEP”) and to provide Participants with an incentive to make a long-term commitment to employment with the Corporation.  The Plan is not a contract of employment and does not guarantee employment or any term of employment.

1.3           Nonqualified Status of Plan.  The Plan is a nonqualified deferred compensation plan.  It is not intended to meet the tax qualification requirements of section 401(a) of the Internal Revenue Code of 1986 (the “Code”).  It is intended that the Participants will not be subject to income tax on Plan benefits until those benefits are received.  It is intended that the Plan be an unfunded plan to provide deferred compensation to a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and, consequently, that the Plan be exempt from the participation, vesting, funding and fiduciary standards of ERISA.  It is intended that the Plan comply with Code section 409A.

1.4           Unsecured Interest.  This Plan does not give the Participants any interest whatsoever in any specific asset of the Corporation.  To the extent that any person acquires a right to receive payments under this Plan, such right shall be an unsecured claim against the general assets of the Corporation and shall be no greater than the right of any unsecured general creditor of the Corporation.

II.   DEFINITIONS

For purposes of this Plan, the following terms have the meanings set forth below:

2.1           Accrued Benefit means the amount of the benefit payable to a Participant or, if applicable, to the Participant’s Beneficiary, subject to the terms and conditions set forth herein.

2.2           Beneficiary means a person or persons designated by a Participant as provided in Section 4.2 to receive any benefits under the Plan following his or her death.

2.3           Board means the Board of Directors of the Corporation.

2.4           Corporation means Quad/Graphics, Inc.

2.5           Corporation Credit means the amount, if any, contributed to a Participant’s Accrued Benefit account by the Corporation for a Plan Year in accordance with Section 3.3.

2.6           Disability means a physical or mental condition that renders, or is expected to render, a Participant permanently and totally unable to perform his or her duties or any comparable duties for the Corporation.  The determination of the existence of a Disability shall be made by the Corporation and shall be final and binding upon the Participant and all other parties.  The Corporation may require the submission of such medical evidence as it deems necessary in order to arrive at its determination.

2.7           Participant means any corporate officer with the title of Vice President or above.

2.8           Plan Year means the calendar year.

2.9           Separation from Service means a Participant’s termination of employment or, if the Participant continues to provide services following such termination, such later date as is considered a separation from service from the Corporation and its 409A affiliates within the meaning of Code section 409A.  Specifically, if a Participant continues to provide services to the Corporation or a 409A affiliate in a different capacity (i.e., a former employee becomes a director or an independent contractor), such shift in status is not automatically a Separation from Service, subject to Treas. Reg. section 1.409A-1(h)(5) among other provisions.  For purposes of the Plan, a Participant’s termination of employment shall occur when the Corporation and the Participant reasonably anticipate that no further services will be performed by the Participant for the Corporation and its 409A affiliates (whether as an employee, a director or an independent contractor) or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee, director or independent contractor) for the Corporation and its 409A affiliates over the immediately preceding 36-month period (or such lesser period of services).  Notwithstanding the foregoing, if a Participant takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Participant will not be deemed to have incurred a termination of employment for the first 6 months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing a termination of employment.  For purposes of the Plan, the term “409A affiliate” means each entity that is required to be included in the Corporation’s controlled group of corporations within the meaning of Code section 414(b), or that is under common control with the Corporation within the meaning of Code section 414(c), provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

III.   DETERMINATION OF ACCRUED BENEFIT

3.1           Participant’s Account(s).  The Corporation shall establish and maintain one or more bookkeeping accounts for each Participant’s Accrued Benefit.  The number of separate accounts for each Participant shall equal the number of different forms of payment elected by the Participant pursuant to Article V.  The establishment of the account(s) is solely for accounting purposes and shall not require a segregation of any Corporation assets.  Each separate account of a Participant’s Accrued Benefit shall be valued in accordance with Section 3.2.

3.2           Valuation of Accrued Benefit Account.  The amount of a Participant’s Accrued Benefit account at any time will equal the Corporation Credits credited in accordance with Section 3.3 which are applicable to such account, adjusted to reflect the investment income, gains and losses on a fund designated by the Corporation, in the Corporation’s sole discretion, and charged with any payments from such account in accordance with Article V.

3.3           Corporation Credits.  The Corporation shall credit a Participant’s Accrued Benefit account for a Plan Year with a Corporation Credit as of the last day of such Plan Year.  The Corporation Credit for a Plan Year shall be the amount equal to the sum of (a) and (b) where:

(a)                                  equals 1.8% times the Participant’s excess compensation for such Plan Year; and

(b)                                 equals the applicable percentage times the Participant’s excess compensation for such Plan Year.

For purposes of (a) and (b), “excess compensation” means the difference, if any, of (i) the amount of “401(k) Compensation” that would have been recognized for the Participant under the PEP for such Plan Year for purposes of “Deferrals” and “Matching Contributions” if the Code section 401(a)(17) limitation did not apply, less (ii) the amount of “401(k) Compensation” actually recognized for the Participant under the PEP for such Plan Year.  Notwithstanding the foregoing, in the event that a bonus earned during a Plan Year is not paid until the following Plan Year, for both Plan Years the amounts in (i) and (ii) above shall be calculated as if the bonus had in fact been paid in the Plan Year in which it was earned.  For purposes of (b), the “applicable percentage” is the percentage of “Profit Sharing Compensation” that is allocated as a “Profit Sharing Contribution” for the Participant under the PEP for such Plan Year.

IV.   VESTING AND DEATH BENEFIT PAYMENTS

4.1           Vesting.  A Participant’s Accrued Benefit shall be fully vested in the event of:

(a)                                  the Participant’s Separation from Service after attainment of age 55;

(b)                                 the Participant’s Separation from Service as a result of the Participant’s Disability prior to age 55; or

(c)                                  the Participant’s Separation from Service as a result of the Participant’s death prior to age 55.

In the event a Participant incurs a Separation from Service which does not result in vesting pursuant to (a), (b) or (c), the Participant’s Accrued Benefit shall be forfeited.

4.2           Death.  Any benefit payments due on account of a Participant after the Participant’s death shall be paid to the Participant’s Beneficiary.  A Participant may designate a Beneficiary (which may be one or more individuals or entities) in writing, which designation shall be effective only if and when it is delivered to the Corporation’s human resources department during the lifetime of the Participant.  The Participant may change his or Beneficiary in the same manner, with the last valid designation on file with the Corporation on the death of the Participant being operative.  If the primary Beneficiary predeceases the Participant, then the contingent Beneficiary shall have the right to receive payments under the Plan.  In the event the Participant shall not designate a Beneficiary, or if for any reason such designation shall be ineffective, the Beneficiary shall be the Participant’s estate.  Any payments made by the Corporation to a Beneficiary in good faith and under the terms of the Plan shall fully discharge the Corporation from all further obligations with respect to such payments.

V.   TIME AND METHOD OF DISTRIBUTION

5.1           Initial Participant Election.  On or before December 31, 2008, a Participant may make a written election of the time and form of payment of the Accrued Benefit from the options available under Section 5.3.  In the event that a Participant with an Accrued Benefit on December 31, 2008 does not make a written election by December 31, 2008, the initial payment election shall be deemed the immediate lump sum method in Section 5.3(a).  For a Participant who first becomes a Participant after December 31, 2008, the immediate lump sum method in Section 5.3(a) shall be deemed the initial payment election.  The initial payment election shall apply to the Participant’s account reflecting the Accrued Benefit on December 31, 2008, adjusted as provided in Section 3.2 for deemed investment return, plus any Corporation Credits for Plan Years after December 31, 2008 (and deemed investment return thereon) unless and until the Participant makes a subsequent payment election pursuant to Section 5.2.

5.2           Subsequent Participant Elections.  Prior to the end of any Plan Year after 2008, a Participant may make a subsequent election of the time and form of payment from the options available under Section 5.3.  Such subsequent election shall apply to Corporation Credits (and deemed investment return thereon) for Plan Years commencing after the date of such subsequent election unless and until the Participant makes a new subsequent payment election hereunder.  A new account shall be established under Section 3.1 to track the Corporation Credits subject to each subsequent payment election, except to the extent that a Participant repeats a form of payment under Section 5.3, in which case the Corporation shall use the same account for all credits subject to the same form of payment.

5.3           Time and Forms of Payment.  The optional times and forms of payment are as follows:

(a)                                  A lump sum payment during the calendar month following the month in which the Participant’s Separation from Service occurs;

(b)                                 A lump sum payment during the calendar month following the first anniversary of the Participant’s Separation from Service;

(c)                                  A lump sum payment during the calendar month following the second anniversary of the Participant’s Separation from Service;

(d)                                 A lump sum payment during the calendar month following the third anniversary of the Participant’s Separation from Service;

(e)                                  A lump sum payment during the calendar month following the fourth anniversary of the Participant’s Separation from Service; or

(f)                                    Five annual installments, with one-fifth of the account balance being paid during the calendar month following the month in which the Participant’s Separation from Service occurs, one-quarter of the then-current account balance being paid during the subsequent January, and then, respectively, one-third, one-half, and the remainder of the then-current account balance being paid during each of the following three Januarys.

5.4           Small Benefit Exception.  Notwithstanding Sections 5.1, 5.2 and 5.3, if a Participant’s aggregate vested Accrued Benefit as of any time after the Separation from Service does not exceed the then-applicable dollar limitation on 401(k) deferrals under Code section 402(g)(1)(B), the remaining portion of the Accrued Benefit shall be paid in a single lump sum during the following week.

VI.   ADMINISTRATION

6.1           Administration by the Corporation.  The Plan shall be administered by the Corporation.  Decisions and determinations by the Corporation shall be in its sole discretion and shall be final and binding upon the Participant and any Beneficiary.  As provided in Article IX, below, however, the Corporation reserves the right to amend, cancel or modify the Plan.  Subject to the terms and conditions of the Plan, the Corporation shall have the exclusive power to:

(a)                                  Determine the eligibility of the Participants for benefits under the Plan;

(b)                                 Prescribe the form of any documents or instruments required in the administration of the Plan; and

(c)                                  Do all other things needed for the orderly administration of the Plan.

6.2           Indemnification.  The Corporation shall indemnify all members of the Board, officers and Plan administrators of the Corporation for any liability arising out of any action taken or decision made in good faith relating to the Plan.

VII.   MISCELLANEOUS PROVISIONS

7.1           Nonalienation of Benefits.

(a)                                  The rights and benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge.  Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit under the Plan shall be liable for or subject to the debts, contracts, liabilities or torts of a Participant or the person entitled to such benefit.

(b)                                 The Corporation may, in its discretion, forfeit the Participant’s benefits under the Plan if the Participant attempts to alienate his or her benefits in violation of Section 7.1(a).

7.2           Marital Property Interest.  The Wisconsin Marital Property System or other state laws may confer upon the spouse of a Participant certain marital property rights or an interest in benefits or payments received or acquired under the Plan.  Such rights may include the ability of the spouse of a Participant to dispose of a marital property interest in a benefit or payment by will or by the laws of dissent and distribution.  Neither the Board nor the Corporation shall be liable for actions taken or payments made in accordance with the Plan and the Board’s records which are inconsistent with any marital property interest of the spouse of a Participant under any state law.  This Section 7.2 is not intended, and shall not be construed in such a way as, to make the Plan subject to any state law otherwise preempted by ERISA.

7.3           No Right to Employment.  Nothing in this Plan or in any agreement entered into pursuant to the Plan shall confer upon the Participants the right to continue in the employment of the Corporation or affect any right of the Corporation to terminate the employment of a Participant.

7.4           Previous Agreements.  This Agreement replaces and supersedes all other similar or related booklets, handbooks, documents and agreements.

7.5           Claims Procedure.  A Participant or Beneficiary (a “Claimant”) may file a written request for benefits under the Plan with the Corporation.  The request must be addressed to the General Counsel at the Corporation’s principal place of business.  Generally, the Corporation shall provide the Claimant with a written decision on the claim within 45 days.  The Corporation may, however, extend the reply period for an additional 30 days for reasonable cause.  In that event, the Corporation will notify the Claimant, before the expiration of the initial 45-day period, of the need for the extension.  If the claim is denied in whole or in part, the Corporation shall send a written notice to the Claimant, using language calculated to be understood by the Claimant, setting forth:

(a)                                  The specific reason or reasons for the denial;

(b)                                 The specific provisions of the Plan on which the denial is based;

(c)                                  A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation of why the material or information is necessary;

(d)                                 The steps to be taken if the Claimant wishes to submit the claim for review; and

(e)                                  The time limits for requesting a review of the Corporation’s decision.

Within 60 days after the Claimant receives the written notice described above, the Claimant may request, in writing, that the Corporation review its determination.  The request must be addressed to the General Counsel, at the Corporation’s then principal place of business.  The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Corporation.  If the Claimant does not request a review of the determination within the 60-day period, he or she shall be barred and estopped from challenging the Corporation’s determination.

Within 45 days after the Corporation receives a request for review, the Corporation will review its determination.  After considering all materials presented by the Claimant, the Corporation will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based.  If special circumstances require that the 45-day time period be extended, the Corporation will so notify the Claimant and will render the decision as soon as possible, but no later than 90 days after the General Counsel receives the request for review.

Any decision by the Corporation shall be made by an officer in a superior office to the Claimant or by the Board with respect to a claim by the Chief Executive Officer or, in its discretion, a claim by any other Participant.

7.6           Limitation on Actions Against the Plan.  A Claimant must complete the Claims Procedure set forth in Section 7.5 before he or she may bring legal action against the Corporation or the Plan for benefits pursuant to the Plan.  No legal action may be commenced against the Corporation or the Plan more than 90 days after the Claimant receives notice of the Corporation’s final decision on his or her appeal.

7.7           Amendment and Termination

(a)                                  By action of the Board, the Corporation may, at any time and from time to time, amend the Plan in any respect, in its sole discretion.  Notwithstanding the foregoing, no such amendment will reduce the Participant’s vested Accrued Benefit.

(b)                                 By action of the Board, the Corporation may terminate the Plan at any time.  In the event the Corporation terminates the Plan, the Participant’s vested Accrued Benefit, as of the date of termination, shall be paid to the Participant as soon as practicable following the date of termination of the Plan.

7.8           Separation From Other Plans.  Except as otherwise required by law, no benefit under the Plan shall be taken into account in determining any benefit under any pension, retirement, thrift, profit sharing, group insurance, or other benefit plan maintained or hereafter established by the Corporation.

7.9           Guardianship.  In the event a Participant is incompetent, the Corporation, in its sole discretion, may make any distribution due the Participant to a legal or natural guardian or other relative of the Participant, to a court-appointed guardian of the Participant, or to any adult with whom the Participant temporarily or permanently resides, and any payments to such guardian, custodian, relative or other person shall be a complete discharge of the Corporation’s obligations under the Plan without any further responsibility on the part of the Corporation.

7.10         Tax Withholding.  The Corporation may withhold, or require the withholding of, any federal, state or local taxes required to be withheld with respect to any benefit payment.

7.11         FICA Taxation.  Benefits under the Plan shall be subject to FICA taxation as required pursuant to Code section 3121(v).

7.12         Applicable Law.  Except to the extent preempted by ERISA, this Plan shall be governed and interpreted in accordance with the laws of the State of Wisconsin.

7.13         Successors and Assigns.  The Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns.

7.14         Additional Provisions under Code Section 409A and Other Laws.

(a)                                  If an amount or the value of a benefit under the Plan is required to be included in a Participant’s or Beneficiary’s income prior to the date such amount is actually distributed or benefit provided as a result of the failure of the Plan (or any other arrangement required to be aggregated with the Plan under Code section 409A) to comply with Code section 409A, then the Participant shall receive a distribution, in a lump sum, within 90 days after the date it is finally determined that the Plan fails to meet the requirements of Code section 409A; such distribution shall equal the amount required to be included in the Participant’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.

(b)                                 If any payment or the provision of any benefit required under the terms of the Plan would jeopardize the ability of the Corporation to continue as a going concern, the Corporation shall not be required to make such payment or provide such benefit; rather, the payment or benefit shall be delayed until the first date that making the payment or benefit does not jeopardize the ability of the Corporation to continue as a going concern.

(c)                                  If any payment or benefit due pursuant to the Plan would violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the payment or the provision of the benefit shall be delayed until the earliest date on which making such payment or providing such benefit would not violate such law.

(d)                                 The Corporation and the Participants intend the terms of the Plan to be in compliance with Code section 409A.  The Corporation does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Code section 409A.  To the maximum extent permissible, any ambiguous terms of the Plan shall be interpreted in a manner which avoids a violation of Code section 409A.

(e)                                  By electing to contribute to the Plan, each Participant acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under the Plan and that constitute deferred compensation that is not exempt from Code section 409A, the Participant must make a reasonable, good faith effort to collect any payment or benefit to which the Participant believes the Participant is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under the Plan, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.